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                          EMPLOYMENT AGREEMENT

     This agreement ("Agreement") has been entered into as of this 31st day of December, 1999, by and between Unified Financial Services, Inc., a Delaware corporation ("Unified"), and Charles H. Binger, an individual ("Executive").

                                RECITALS

     The Executive, various members of the Board of Directors of Unified (the "Board"), and various senior executives of Unified negotiated the terms of Executive's employment and this Agreement over a period of five months. Executive has and is representing Unified on significant portions of its legal matters other than the negotiation, drafting and execution of this Agreement. Unified acknowledges that it is aware of Executive's representation of himself in connection with this Agreement, and it is aware that Executive has not represented Unified in connection with this Agreement. Unified acknowledges that the Executive encouraged Unified to consult with legal counsel in connection with this Agreement, and Unified represents that it has done so.

     The Executive has represented Unified for a number of years, and both the Board and Unified's senior executives are very familiar with the Executive's talents. Unified offered the terms in this Agreement in order to entice Executive to accept employment with Unified, which acceptance will require that Executive resign his current position as an equity partner of his law firm. Unified and Executive acknowledge that Executive's acceptance of the terms of this Agreement and resignation from his law firm will result in a disposition of Executive's current law practice without compensation from those who succeed to such practice, and Executive acknowledges that Unified is not purchasing such practice. Unified acknowledges that Executive has been a partner in a large and respected law firm, has advanced rapidly while there, and has achieved a substantial amount of economic and employment security. Unified acknowledges that Executive would not have accepted employment with Unified and surrendered his current law practice but for the protections and enticements provided in this Agreement, including certain mandatory salary increases and certain payments upon termination or a Change in Control (as defined below). Executive acknowledges that the protections and enticements provided in this Agreement, including certain mandatory salary increases, certain payments upon termination or a Change of Control and certain stock benefits, are adequate, acceptable and sufficient for Executive to resign from his current position and accept the position and terms and conditions provided herein.

     The Executive Committee of the Board of Directors of Unified (the "Committee") desires to provide for the employment of the Executive on the terms hereof, and the Executive is willing to commit himself to serve Unified. The Executive Committee has determined that it is in the best interests of Unified and its stockholders to reinforce and encourage the attention and dedication of the Executive to Unified as a member of Unified's management and to assure that Unified will have the continuing dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change in Control of Unified. Additionally, the Executive Committee believes it is imperative to encourage the Executive's attention and dedication to Unified currently and in the event of any threatened or pending Change in Control, and to provide the Executive with compensation and benefits arrangements upon certain breaches of this Agreement by Unified or upon a termination of employment after a Change in Control, which ensure that the compensation and benefits expectations of the Executive will be satisfied. Because of the Executive's high position at Unified and his access to information pertaining to the business of Unified (as conducted by its affiliates), Unified believes it is imperative that the Executive neither compete against Unified and any of its affiliates or subsidiaries nor share certain confidential information of either during the Executive's employment and for the three-year period thereafter, as provided below. Therefore, in




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exchange for the mutual promises and covenants set forth herein, and in order to accomplish these objectives, the Committee has caused Unified to enter into this Agreement.

                        IT IS AGREED AS FOLLOWS:

SECTION 1:  DEFINITIONS AND CONSTRUCTION.

     1.1 DEFINITIONS. For purposes of this Agreement, the following words and phrases, whether or not capitalized, shall have the meanings specified below, unless the context plainly requires a different meaning. Terms not set forth in this Section 1.1 but defined elsewhere in this Agreement shall for all purposes of this Agreement have such defined meaning, whether or not capitalized, unless the context plainly requires a different result.

          1.1(a)  "BOARD" means the Board of Directors of Unified.

          1.1(b) "CHANGE IN CONTROL" means a change in control of Unified of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act; provided that, for purposes of this Agreement, a Change in Control shall be deemed to have occurred if: (i) any Person (other than Unified or any wholly owned subsidiary of Unified) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Unified that represent 20% or more of the combined voting power of Unified's then outstanding securities; (ii) during any period of two (2) consecutive years beginning on or after March 1, 2000, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election, by Unified's stockholders, of each new director is approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of the period, but excluding any individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such term is used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; (iii) there is consummated any consolidation or merger of Unified in which Unified is not the continuing or surviving corporation or pursuant to which shares of Unified's Common Stock are converted into cash, securities or other property, other than a merger of Unified in which the holders of Unified's Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger; (iv) there is consummated any consolidation or merger of Unified in which Unified is the continuing or surviving corporation in which the holders of Unified's Common Stock immediately prior to the merger do not own fifty percent (50%) or more of the stock of the surviving corporation immediately after the merger; (v) there is consummated any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of Unified (provided, however, that for purposes of this subsection (v) any sale lease, exchange or other transfer between subsidiaries that are directly or indirectly wholly owned by Unified shall not be deemed a Change of Control); (vi) Timothy
     L. Ashburn ceases to serve as the Chairman of the Board or as the Chief Executive Officer of Unified; or (vii) the stockholders of Unified approve any plan or proposal for the liquidation or dissolution of Unified.

          1.1(c) "CHANGE IN CONTROL DATE" shall mean the date of the Change in Control.

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          1.1(d)  "CODE" shall mean the Internal Revenue Code of
     1986, as amended, including all regulations proposed or promulgated thereunder, and administrative interpretations and judicial precedents relating thereto. All citations to the Code shall include any amendments or any substitute or successor provisions thereto.

          1.1(e) "COMMON STOCK" shall mean the common stock, $0.01 par value, of Unified.

          1.1(f) "CUSTOMER" shall mean any Person from which or from dealings with which any member of the Unified Group is earning or has earned revenue in the ordinary course of its business. Dealings shall include, for example and without limitation, distribution arrangements, revenue or income sharing arrangements, commission arrangements and any other arrangement or contract.

          1.1(g)  "EFFECTIVE DATE" shall mean January 1, 2000.

          1.1(h) "EMPLOYMENT PERIOD" shall mean the period that begins on the Effective Date and ends on the earlier of: (i) twelve (12) months after the date on which Unified shall have delivered to Executive written notice (in accordance with the provisions of Section 9.3 hereof) of termination of the Employment Period, which notice shall not be delivered prior to the fourth anniversary of the Effective Date (and the parties agree that the term described in this clause (i) shall be for a period of not less than sixty (60) months); or (ii) the Date of Employment Termination (as defined in Section 3.6 hereof).

          1.1(i) "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended. All citations to the Exchange Act shall include any amendments or any substitute or successor provisions thereto.

          1.1(j) "EXPECTED EMPLOYMENT PERIOD" shall mean the period of time beginning on the Effective Date and ending on the date described in Section 1.1(h)(i). If no written notice terminating the Employment Period (as required in Section 1.1(h)(i)) shall have been delivered to Executive on or before the Date of Employment Termination (as defined in Section 3.6 hereof) or such notice is delivered prior to the fourth anniversary of the Effective Date, then for all purposes of this Agreement such notice shall be deemed to have been delivered on the later of such Date of Employment Termination and the fourth anniversary of the Effective Date. For example and without limitation: (i) if Unified were to terminate the Executive without Cause (as defined in Section 3.3 hereof) at the end of the eighteenth (18th) month of the Employment Period, the Expected Employment Period for purposes of Section 4.1 would end on the fifth (5th) anniversary of the Effective Date; (ii) if Unified were to terminate the Executive without Cause on the fourth (4th) anniversary of the Effective Date and no written notice of termination of the Employment Period had previously been delivered, such notice would be deemed delivered on such fourth (4th) anniversary, and the Expected Employment Period for purposes of Section 4.1 would end on the fifth (5th) anniversary of the Effective Date; and (iii) if Unified were to deliver written notice of termination of the Employment Period on the fourth (4th) anniversary of the Effective Date, and thereafter Executive's employment is terminated by Unified or Executive (whether without Cause, for Good Reason or otherwise), the Expected Employment Period for purposes of Section
     4.1 would end on the fifth (5th) anniversary of the Effective
     Date.

          1.1(k)  "FAIR MARKET VALUE" means, for any particular date,
     (i) for any period during which Common Stock shall be listed for trading on a national securities exchange, the closing price

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     per share of Common Stock on such exchange as of the close of such trading day; (ii) for any period during which Common Stock shall not be listed for trading on a national securities exchange, but when Common Stock is authorized as a Nasdaq National Market security, the last transaction price per share as quoted by The Nasdaq Stock Market (the "Nasdaq"); (iii) for any period during which Common Stock shall not be listed for trading on a national securities exchange or authorized as a Nasdaq National Market security, but when Common Stock shall be authorized as a Nasdaq SmallCap Market security, the closing bid price as reported by the Nasdaq; (iv) for any period during which the Common Stock shall be listed for trading on an electronic communications network (an "ECN"), an alternative trading system (an "ATS") and/or on-line order matching system or auction system, the closing bid price as reported by such ECN, ATS and/or on-line order matching system or auction system; or (v) the market price per share of Common Stock as determined by an investment banking firm or certified public accountant selected by the Board in the event neither (i), (ii),
     (iii) nor (iv) above shall be applicable. If Fair Market Value is to be determined as of a day when the securities markets are not open, the Fair Market Value on that day shall be the Fair Market Value on the preceding day when the markets were open.

          1.1(l) "PERSON" shall include an individual, firm, trust, estate, association, joint venture, partnership, corporation, limited liability company, organization or other entity.

          1.1(m) "UNIFIED" shall mean Unified Financial Services, Inc., a Delaware corporation.

          1.1(n) "UNIFIED GROUP" means, jointly and severally, Unified and any Person more than twenty percent (20%) of which (by value and not by voting power) is directly or indirectly owned by Unified at any time during the Employment Period, and any successors or assigns of Unified or any other Person included in the Unified Group.

     1.2  GENDER AND NUMBER.  When appropriate, pronouns in this
Agreement used in the masculine gender include the feminine gender, words in the singular include the plural, and words in the plural include the singular.

     1.3 HEADINGS. All headings in this Agreement are included solely for ease of reference and do not bear on the interpretation of the text. Accordingly, as used in this Agreement and except where expressly provided to the contrary, the term "Section" means the text that accompanies the specified Section of this Agreement. For example and without limitation, a reference to "Section 3" would mean all the text under the headings numbered 3.1 through 3.6.

     1.4 INCORPORATION OF RECITALS; WAIVER OF DEFENSES. The Recitals set forth on the first page of this Agreement are hereby incorporated in this Section 1.4 as if fully set forth herein and are binding upon the parties to this Agreement. Unified shall not, directly or indirectly, raise as a defense to enforcement or excuse for any nonperformance under this Agreement Executive's prior representation of Unified, Executive's representation of himself in connection with this Agreement, or any failure on the part of Unified to secure adequate legal representation in connection with this Agreement. Moreover, Unified represents and warrants that this Agreement is duly authorized and binding upon Unified in accordance with its terms; and Unified shall take no action inconsistent with, and shall raise no objections or defenses to the enforcement of this Agreement based in whole or part upon, those grounds. Executive shall not, directly or indirectly, raise as a defense to enforcement or excuse for any nonperformance under this Agreement Executive's representation of himself in connection with this Agreement. No provision of this Agreement shall be construed against any party on the ground that such party drafted the provision or caused it to be drafted or the provision contains a covenant of such party.

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     1.5  APPLICABLE LAW.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky, without reference to its conflict of law principles.

SECTION 2:  TERMS AND CONDITIONS OF EMPLOYMENT.

     2.1 PERIOD OF EMPLOYMENT. Throughout the Employment Period, the Executive shall serve in the employ of Unified in accordance with the terms and provisions of this Agreement.

     2.2  POSITIONS AND DUTIES.

          2.2(a) Throughout the Employment Period, the Executive shall be the General Counsel and an Executive Vice President of Unified. The Executive shall render legal and administrative services to Unified as are customarily performed by persons situated in similar executive legal positions including, among other things, retention and oversight of inside and outside legal counsel for Unified and the other members of the Unified Group, and may have such other powers or authority as may from time to time be prescribed by the Board or any other executive officer of Unified or any other member of the Unified Group (collectively, "Positions and Duties"). The Executive shall report to the Chief Executive Officer of Unified.

          2.2(b) Throughout the Employment Period (but excluding any periods of vacation and sick leave to which he is entitled), the Executive shall devote reasonable attention and time during normal business hours to the business and affairs of Unified and shall use his reasonable best efforts to perform faithfully and efficiently such responsibilities as are assigned to him under or in accordance with this Agreement; provided that, it shall not be a violation of this paragraph for the Executive to: (i) serve on corporate, civic or charitable boards or committees; (ii) deliver lectures or fulfill speaking engagements; (iii) manage personal investments for the Executive's own account or those of family members; or (iv) render legal services in an "of counsel" or similar role to or for the benefit of Persons who are not members of the Unified Group, so long as such activities described in clauses (i) through (iv) do not materially interfere with the performance of the Executive's responsibilities as a senior executive officer of Unified in accordance with this Agreement. The parties agree that an "of counsel" or similar relationship will be beneficial to Unified and will not conflict with Executive's Positions or Duties and will not present a conflict of interest to Executive or Unified.

     2.3 COMPENSATION. The Executive's annual compensation and other benefits described in this Section 2.3 shall be provided by Unified.

          2.3(a) ANNUAL BASE SALARY. From the Effective Date, the Executive shall receive an annual base salary of $250,000.00, which shall be due and paid in equal or substantially equal installments, to be paid at the same frequency as other employees of Unified but no less often than monthly. The Annual Base Salary (as hereinafter defined) payable to the Executive shall be increased on each January 1 occurring during the Employment Period by no less than an amount equal to the Annual Base Salary for the immediately preceding calendar year multiplied by the Adjustment Percentage. The Adjustment Percentage shall equal the sum of (A) the CPI Percentage, plus (B) if such January 1 falls during the first sixty (60) months of the Employment Period, fifteen percent (15%), or if such January 1 falls after the first sixty (60) months of the Employment Period, seven percent (7%). The CPI Percentage shall mean the greater of (i) zero and (ii) the remainder of (x) the quotient of the CPI-U for September of the year preceding such January 1 divided by the CPI-U for the immediately preceding September, minus (y) one (1), and any such

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     remainder shall be expressed as a percentage.  By way of example and not limitation, the CPI Percentage for January 1, 2002 shall be (assuming such amount exceeds zero) the remainder of (x) the quotient of the September 2001 CPI-U divided by the September 2000 CPI-U, minus (y) one (1); in addition, had this Agreement been in effect on January 1, 1999, the actual CPI Percentage for 1999 would have been the quotient of 163.6 (the September 1998 CPI-U) divided by 161.2 (the September 1997 CPI-U) minus one (1), the remainder of which is 1.488 percent (0.01488). The CPI-U shall mean the United States Department of Labor's Consumer Price Index, All Items, All Urban Consumers (CPI-U) (1982-84=100), All Cities (or the successor of such CPI-U, should such index be no longer published by the Department of Labor). The Annual Base Salary shall never be reduced during the Employment Period. "Annual Base Salary" as used herein shall mean the annual base salary in respect of a calendar year in the Employment Period, as increased from time to time hereunder, and in respect of 2000 shall mean $250,000.00.

          2.3(b)  INCENTIVE BONUSES.  In addition to Annual Base
     Salary, the Executive shall be awarded incentive bonuses on a basis commensurate with those provided through the incentive compensation plans available to other senior executive officers of Unified.

          2.3(c) SAVINGS AND RETIREMENT PLANS. Throughout the Employment Period, the Executive shall be entitled to participate in and receive cash and/or stock-based benefits commensurate with the savings and retirement plans available to other senior executive officers of Unified. In addition, Executive shall be granted on the Effective Date, and on each January 1 during the first sixty (60) months of the Expected Employment Period an option, which option shall be fully vested on the date of grant, to acquire such number of shares of Common Stock as shall equal one-half of the Annual Base Salary (after giving effect to the annual increase required by Section 2.3(a) hereof) divided by the Fair Market Value of the Common Stock on the date of grant, at an exercise price per share equal to the Fair Market Value of the Common Stock on the date of grant.

          2.3(d) FRINGE BENEFITS. Throughout the Employment Period, the Executive shall be entitled to such fringe benefits as are provided to other senior executive officers of Unified or shall receive cash benefits commensurate therewith.

          2.3(e) WELFARE BENEFIT PLANS. Throughout the Employment Period (and thereafter, subject to Section 4.1(c) hereof), the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under, or receive cash benefits commensurate with, all welfare benefit plans, practices, policies and programs provided by Unified (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent available to other senior executive officers of Unified.

          2.3(f) EXPENSES. Throughout the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures applicable to other senior executive officers of Unified.

          2.3(g) OFFICE AND SUPPORT STAFF. Throughout the Employment Period, Unified shall provide the Executive with reasonable office space and equipment (including furnishings, books and reasonable access to research services) no less than equal to those generally provided to other senior executive officers of Unified, and to personal secretarial and other assistance; provided, that

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     the parties contemplate that the Executive and David Morris (while he is employed by Unified) will share secretarial and other staff assistance to the extent feasible.

          2.3(h) VACATION. Throughout the Employment Period, the Executive shall be entitled to four (4) weeks paid vacation per year.

          2.3(i) LICENSES AND LEGAL EDUCATION. Throughout the Employment Period, Unified shall pay any and all state licensing fees required to be paid by Executive to practice law in any state in which Executive currently is licensed as a practicing attorney and in any state in which Executive is required to be licensed in order to represent Unified and its subsidiaries as a practicing attorney. In addition, throughout the Employment Period, Executive shall be entitled to attend two (2) national continuing legal education seminars annually, and Unified shall pay any and all fees, including, among other things, registration, travel and lodging, related thereto.

          2.3(j) EXECUTIVE'S RIGHTS NONASSIGNABLE. The right to receive the Annual Base Salary (as further provided in Section 4) and other benefits hereunder shall be a personal right of the Executive and shall not be extinguished by the death of the Executive. Such right shall not be transferable by the Executive other than pursuant to the laws of descent and distribution.

     2.4 SITUS OF EMPLOYMENT. The Executive's services shall be performed in St. Louis, Missouri during the Employment Period, except to the extent (and under the terms and conditions) that each of the Executive, Unified and (if he shall then be employed by Unified) David Morris shall agree to a different location. During the Employment Period, each of the Executive and the Associate General Counsel shall be located at the same office.

SECTION 3: TERMINATION OF EMPLOYMENT. Unified may only terminate Executive's employment for reasons constituting Disability (as defined in Section 3.2 hereof) or Cause (as defined in Section 3.3 hereof). Any termination by Unified for reasons failing to constitute Cause or Disability is a breach of this Agreement having the remedies set forth herein. Executive may terminate his employment by reason of death or Good Reason (as defined in Section 3.4 below). Any termination by Executive during his life for reasons failing to constitute Good Reason is a breach of this Agreement having the remedies set forth herein. In the case of any breach of the provisions of this Agreement that does not entitle the aggrieved party to terminate Executive's employment, the aggrieved party shall remain entitled to any other remedy or monetary damages as elsewhere provided in this Agreement (see, for example, Section 5.7 and Section 8).

     3.1 DEATH. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period.

     3.2 DISABILITY. If Unified determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 9.3 of its intent to terminate the Executive's employment. In such event, the Executive's employment with Unified shall terminate effective on the thirtieth (30th) day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the thirty (30) days after such receipt, the Executive shall not have returned to full-time performance of his duties. For purposes of this Agreement, "Disability" shall mean that the Executive has been unable to perform the services required of the Executive hereunder on a full-time basis for a period of one hundred eighty (180) consecutive business days by reason of a physical and/or mental condition. "Disability" shall be deemed to exist when certified by a physician selected by Unified or its insurers and

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acceptable to the Executive or the Executive's legal representative
(such agreement as to acceptability not to be withheld unreasonably). The Executive shall submit to such examinations and tests as such physician deems reasonably necessary to make any such Disability determination.

     3.3  TERMINATION FOR CAUSE.  Unified may terminate the
Executive's employment during the Employment Period for "Cause," which for purposes of this Agreement shall mean termination based upon, and only upon: (i) the continued failure of the Executive to perform substantially, during the Employment Period, the Executive's Positions and Duties with Unified (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of Unified which specifically identifies the manner in which the Board or Chief Executive Officer believes that the Executive has not substantially performed the Executive's Positions and Duties, or (ii) the willful engaging by the Executive during the Employment Period in gross misconduct that directly causes material injury to Unified, or (iii) conviction of the Executive of a felony (or a guilty or nolo contendere plea by the Executive with respect thereto) willfully committed by the Executive in the course of performance of his Positions and Duties with Unified during the Employment Period. For purposes of this paragraph, no course of conduct, action or omission on the Executive's part shall be considered to be grounds for Cause unless such course of conduct, action or omission (x) was done without reasonable belief that the course of conduct, action or omission was in the best interests of Unified, and (y) is inconsistent with standards of conduct consistently applied to other senior executive officers of the Unified Group. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board, or based upon the instructions of the Chief Executive Officer or any other senior officer of Unified or any other member of the Unified Group, or based upon the advice of counsel for Unified shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of Unified.

Termination for Cause may be effected by, and only by, written notice to Executive in accordance with the provisions of Section 9.3 hereof stating with particularity each action or condition constituting Cause, sufficient in detail such that the corrective measures necessary to cure such action(s) or condition(s) may be readily inferred from the face of the notice. During the ninety-day period following receipt of such notice by Executive, Unified shall use its best efforts to cooperate with Executive to cure the action(s) or condition(s) set forth in Unified's notice. If a cure is commercially reasonable and the Executive fails to take sufficient steps within such ninety-day period to effectuate a cure, then and only then may Unified terminate his employment for Cause. Failure of Unified to set forth in such notice any material fact or circumstance (then known or that should be then known by Unified) that contributes to a showing of Cause shall waive any right of Unified to assert such fact or circumstance in enforcing its rights under this Agreement in connection with such notice, but shall not waive Unified's right pursuant to any subsequent notice to terminate the Executive on grounds of any then unknown material fact or circumstance.

     3.4 GOOD REASON. The Executive may terminate his employment with Unified for "Good Reason," which shall mean termination based upon, and only upon:

          (i) the assignment to the Executive of any duties inconsistent in any respect with the Executive's Positions and Duties (including status, offices, titles and reporting requirements), as contemplated by Section 2.2 or any other action by Unified that results in a material diminution in such Positions and Duties, excluding for this purpose any action not taken in bad faith and which is remedied by Unified promptly after receipt of notice thereof given by the Executive in accordance with the provisions of Section 9.3 hereof; or

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          (ii)  (a) the failure by Unified to provide any of the
     benefits enumerated in Section 2.3 hereof; or (b) the taking of any action by Unified that would adversely affect the Executive's participation in, or materially reduce the Executive's benefits under, any plans described in Section 2.3(e) hereof; or

          (iii) Unified requiring the Executive to be based at any office or location other than that described in Section 2.4 hereof; or

          (iv) (a) (1) an attempt by Unified or any other member of the Unified Group to cause the Executive to engage in conduct that could result in the suspension of his license to practice law, or (2) the taking of any course of conduct by Unified and/or any member of the Unified Group that would require the Executive to resign his employment with Unified under the ethical rules of any jurisdiction in which the Executive is licensed to practice law; in each case based upon the determination or written advice of the agency or other body having authority to suspend such license, or (b) the refusal of Unified to submit or permit the submission of facts and/or other statements to such agency or other body for purposes of obtaining such determination or written advice pursuant to subsection (a) hereof; or

          (v) any purported termination by Unified of the Executive's employment otherwise than as expressly permitted by this Agreement; or

          (vi) any failure by Unified to comply with and satisfy the provisions of Section 7.2; or

          (vii) within a period ending at the close of business on the date three (3) years after the Change in Control Date, the Executive, in his sole and absolute discretion, determines and notifies Unified in writing, that he does not wish to continue his employment with Unified.

Other than a Termination for Good Reason pursuant to Section 3.4(v), 3.4(vi) or 3.4(vii), Termination for Good Reason may be effected by, and only by, written notice to Unified in accordance with the provisions of
Section 9.3 stating with particularity each action or condition constituting Good Reason, sufficient in detail such that the corrective measures necessary to cure such action(s) or condition(s) may be readily inferred from the face of the notice. During the ninety-day period following receipt of such notice by Unified, the Executive shall use his best efforts to cooperate with Unified to cure the action(s) or condition(s) set forth in the Executive's notice. If a cure is commercially reasonable and Unified fails to take sufficient steps within such ninety-day period to effectuate a cure, then and only then may the Executive terminate his employment for Good Reason. Failure of Executive to set forth in such notice any material fact or circumstance (then known or that should be then known by Executive) that contributes to a showing of Good Reason shall waive any right of Executive to assert such fact or circumstance in enforcing his rights under this Agreement in connection with such notice, but shall not waive Executive's right pursuant to any subsequent notice to terminate his employment on grounds of any then unknown material fact or circumstance.

     3.5 NOTICE OF TERMINATION. Any termination by Unified or by the Executive (including terminations in breach of this Agreement) shall be communicated by Notice of Termination to the other party. For purposes of this Agreement, a "Notice of Termination" means a written notice given in accordance with Section 9.3 that: (i) indicates the specific termination provision in this Agreement relied upon (including reliance upon Section 1.1(h)(i), if the Notice of Termination is delivered to terminate the Employment Period); (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated;

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and (iii) if the Date of Employment Termination (as defined below) is other than the date such notice is given, specifies the Date of Employment Termination (which date shall be not more than ninety (90) days after the giving of such notice), provided that no such date need be specified if such notice relates to a termination for Cause or Good Reason. The failure by the Executive or Unified to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall waive any right of the Executive or Unified to assert such fact or circumstance in enforcing the Executive's or Unified's, as the case may be, rights hereunder.

     3.6 DATE OF EMPLOYMENT TERMINATION. "Date of Employment Termination" means: (i) if the Executive's employment is terminated by Unified for Cause or by the Executive for Good Reason, the later of the day specified in the Notice of Termination and the last day of the cure period specified in Section 3.3 or 3.4; (ii) if the Executive's employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be; (iii) if the Executive's employment is terminated by Unified other than for Cause or Disability, the date the Notice of Termination is given or any later date (within the ninety-day limit provided in Section 3.5) specified therein, as the case may be; (iv) if the Executive shall terminate employment with Unified for any reason other than for Good Reason, the date the Executive shall terminate his employment with Unified or, if not more than ninety (90) days later, the date specified in the Notice of Termination; and (v) in any other case, the date on which the Expected Employment Period ends.

SECTION 4:  CERTAIN BENEFITS UPON TERMINATION.

     4.1 TERMINATION WITHOUT CAUSE OR FOR GOOD REASON. If during the Employment Period (i) Unified shall terminate the Executive's employment without Cause or (ii) the Executive shall terminate employment with Unified for Good Reason, the Executive shall be entitled to the benefits provided below:

          4.1(a)  "ACCRUED OBLIGATIONS": On or before the fifth
     (5th) business day following the Date of Employment Termination, Unified shall pay to the Executive the sum of: (1) the Executive's Annual Base Salary through the Date of Employment Termination to the extent not previously paid; (2) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon); and (3) any accrued vacation pay; in each case to the extent not previously paid.

          4.1(b) "ANNUAL BASE SALARY CONTINUATION": For the remainder of the Expected Employment Period that occurs after the Date of Employment Termination, Unified shall pay to the Executive the same Annual Base Salary as would have been paid to the Executive had the Executive remained in Unified's employ during the remainder of the Expected Employment Period. Unified at any time may elect to pay the balance of such payments then remaining in a lump sum, in which case the total of such payments shall be discounted to present value as determined according to Code
     Section 280G(d)(4); provided, however, in the event of termination of employment by Executive pursuant to the provisions of Section 3.4(vi) or (vii) hereof, Unified shall pay on the Date of Employment Termination to the Executive all amounts due pursuant to this Section 4.1 and Section 4.5.

          4.1(c) "OTHER BENEFITS": To the extent not previously paid or provided, Unified shall timely pay or provide to the Executive and/or the Executive's family any other amounts or benefits required to be paid or provided which the Executive and/or the Executive's family is eligible to receive pursuant to this Agreement or under any plan, program, policy or practice or agreement of Unified provided to other senior executive officers and their families during the ninety-day period

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     immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally after the Effective Date to other senior executive officers of Unified and their families. Over the remainder of the Expected Employment Period, the Executive also shall receive health insurance benefits as maintained by Unified for the benefit of its senior executive officers.

     4.2 DEATH. If the Executive's employment is terminated by reason of the Executive's death during the Employment Period, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than for timely payment of Accrued Obligations (as provided in Section 4.1(a)).

     4.3 DISABILITY. If the Executive's employment is terminated by reason of the Executive's Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for timely payment of Accrued Obligations (as provided in Section 4.1(a)).

     4.4  TERMINATION FOR CAUSE; TERMINATION OTHER THAN FOR GOOD
REASON. If the Executive's employment shall be terminated for Cause during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than for timely payment of Accrued Obligations (as provided in Section 4.1(a)). If the Executive terminates employment with Unified during the Employment Period (excluding a termination for death or Good Reason), this Agreement shall terminate without further obligations to the Executive, other than for timely payment of Accrued Obligations (as provided in Section 4.1(a)).

     4.5 ANNUAL NONCOMPETE AND SEVERANCE PAYMENTS. Except in the case of a termination of the Executive's employment by Unified for Cause, by Executive without Good Reason or upon the death or Disability of the Executive, on or before the thirtieth (30th) day following the Date of Employment Termination (as defined in Section 3.6 hereof), and on each of the first and second anniversary dates of the Date of Employment Termination, Unified shall pay to the Executive an amount equal to the Annual Base Salary as was (or would have been) determined for the final calendar year of the Expected Employment Period, and if the termination or purported termination shall be by Unified without Cause or by Executive for Good Reason pursuant to Section 3.4(v), each such payment shall be increased by one-half as liquidated damages (and not as a penalty) in recognition of damage to Executive's reputation and the enhanced difficulties inherent in finding replacement employment while being removed from the marketplace. The payments and arrangements in this Section 4.5 constitute further consideration for the Executive's covenants set forth in Section 5, and the Executive agrees that he shall abide by the terms of Section 5 in their entirety and acknowledges that
Section 5 continues to apply after any termination of employment (other than a termination described in Section 4.2).

     4.6 EXCISE TAXES. The parties recognize that termination of Executive's employment in connection with any change of control or other payments made in connection with any change in control could result in excise taxes to the Executive, and the parties provide for payment of such taxes as follows.

                  (i) Anything in this Agreement to the contrary notwithstanding, in the event: (A) it shall be determined that any payment or distribution by Unified to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a "Payment") would be subject to the excise tax imposed by Code Section 4999; or (B) any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an

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          additional payment (a "Gross-Up Payment") in an amount equal to the Excise Tax imposed on the Payment and on the Gross-Up Payment as well as any additional income tax, employment tax and Excise Tax payable with respect to such additional payment (including any interest or penalties imposed with respect to such excise tax). The Gross-Up Payment shall not include any amount for the payment of any income or employment taxes imposed on the Payment, but shall include any income or employment taxes payable with respect to any Gross-Up Payment (and any interest and penalties imposed with respect thereto).

                  (ii)  Subject to the provisions of Section
          4.6(iii), all determinations required to be made under this Section, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by an independent accountant jointly selected by Unified and the Executive which shall provide detailed supporting calculations both to Unified and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by Unified. All fees and expenses of the independent accountant shall be borne solely by Unified. Any Gross-Up Payment, as determined pursuant to this Section 4.6, shall be paid by Unified to the Executive within five (5) days of the receipt of the independent accountant's determination. If the independent accountant determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive's applicable Federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the independent accountant shall be binding upon Unified and the Executive. As a result of the uncertainty in the application of Code
          Section 4999 at the time of the initial determination by the independent accountant hereunder, it is possible that Gross-Up Payments which will not have been made by Unified should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that Unified exhausts its remedies pursuant to Section 4.6(iii) and the Executive thereafter is required to make a payment of any Excise Tax, the independent accountant shall determine the amount of the Underpayment that has occurred and any such Underpayment, as well as any interest and penalties imposed thereon, shall be promptly paid by Unified to or for the benefit of the Executive.

                  (iii) The Executive shall notify Unified in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Unified of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise Unified of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which the Executive gives such notice to Unified (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Unified notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                        (a)  give Unified any information reasonably
                  requested by Unified relating to such claim;

                        (b)  take such action in connection with
                  contesting such claim as Unified shall reasonably request in writing from time to time, including, without limitation,

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                  accepting legal representation with respect to such
                  claim by an attorney reasonably selected by Unified;

                        (c)  cooperate with Unified in good faith in
                  order to effectively contest such claim; and

                        (d)  permit Unified to participate in any
                  proceedings relating to such claim; provided, however, that Unified shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 4.6, Unified shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Unified shall determine; provided, however, that if Unified directs the Executive to pay such claim and sue for a refund, Unified shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Unified's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                  (iv) If, after the receipt by the Executive of an amount advanced by Unified pursuant to Section 4.6(iii), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to Unified's compliance with the requirements of Section 4.6(iii)) promptly pay to Unified the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by Unified pursuant to
          Section 4.6(iii), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and Unified does not notify the Executive in writing of its intent to contest such denial or refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

     4.7 NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by Unified and for which the Executive

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may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any other contract or agreement with Unified. Vested benefits which the Executive is otherwise entitled to receive under any plan, policy, practice or program of, or any contract or agreement with, Unified at or subsequent to the Date of Employment Termination, shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

     4.8 FULL SETTLEMENT; EXECUTIVE HAS NO DUTY OF MITIGATION. Unified's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which Unified may have against the Executive or others, other than any set-off for monies improperly taken by Executive (including any funds embezzled). In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as provided in Section 4.1(c), such amounts shall not be reduced whether or not the Executive obtains other employment. Unified agrees to pay promptly as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by Unified, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive regarding the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Code Section 7872(f)(2)(A). The payments and arrangements in this Section 4 constitute further consideration for the Executive's covenants set forth in Section 5, and the Executive agrees that he shall abide by the terms of Section 5 in their entirety and acknowledges that Section 5 continues to apply after any termination of employment (other than a termination described in Section 4.2).

SECTION 5:  NON-COMPETITION.

     5.1 NON-COMPETE AGREEMENT. It is agreed that during the Employment Period and until the date three (3) years after the Date of Employment Termination (such period of time, the "Restricted Period"), the Executive shall not, directly or indirectly, render services of any nature within the Relevant Market Area (as defined herein) as an employee, agent, representative, consultant, partner or otherwise, to or for the direct or indirect benefit of any business that competes with any member of the Unified Group; provided however, nothing in this
Section 5 shall prohibit Executive from engaging in the private practice of law. The Relevant Market Area is the area within the fifty-mile radius of: (i) each office maintained by Unified at any time during the Employment Period; and (ii) each office maintained by any other member of the Unified Group at any time during the Employment Period. In addition, during the Restricted Period, the Executive shall not, directly or indirectly, either as an individual, partner or a joint venturer, or in any other capacity, invest in, own or have any arrangement to acquire (whether by option or otherwise) an interest in any Person or business that is competitive with any member of the Unified Group, excluding any interest in a publicly traded company which constitutes not more than one percent (1%) by value of the equity securities of such company.

     5.2 NON-SOLICITATION OF EMPLOYEES. It is agreed that during the Restricted Period, Executive shall not, either directly or indirectly, approach or solicit: (i) any Person employed by Unified at any time during the Employment Period; and (ii) any Person employed by any other member of the Unified Group at any time during the Employment Period, with a view towards enticing such Person to work for the Executive or any other Person.

     5.3 NON-SOLICITATION OF CUSTOMERS. It is agreed that during the Restricted Period, Executive shall not, either directly or indirectly, approach or solicit: (i) any Person who was a Customer of Unified at

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any time during the Employment Period; and (ii) any Person who was a
Customer of any other member of the Unified Group at any time during the Employment Period and in respect of which the Executive had direct or indirect contact or gained Confidential Information during such period, if such direct or indirect approach or solicitation (x) is made with a view towards diverting or attempting to divert business from Unified or any other member of the Unified Group; or (y) consists of any action or communication that disparages or depreciates, or tends to disparage or depreciate, the reputation, business practices, future business prospects, policies or personnel (including officers, directors and employees) of any member of the Unified Group.

     5.4 CONFIDENTIAL INFORMATION. For purposes of this Agreement, "Confidential Information" shall mean any communication disclosed to the Executive or known by the Executive as a consequence of or through his past, present or prospective employment or business relationship with the Unified Group, not generally known and available in the Unified Group's industries, which constitutes the Unified Group's (including Unified's) proprietary and non-public method(s) of doing business, including, but not limited to, any information related to trade secrets, pricing formulas, know-how, test data, Customer lists, vendor lists, training and operating manuals, software and reporting systems. Unified and the Executive acknowledge that during the Executive's period of employment by Unified, the Unified Group will furnish the Executive with Confidential Information. The Executive agrees both during his employment with Unified, whether under this Agreement or otherwise, and at all times thereafter, that the Executive, his officers, directors, partners, employees, affiliates, agents, representatives or assigns (collectively "Representatives") shall keep all Confidential Information in the strictest confidence and shall not discuss, publish, communicate, transmit, reproduce or otherwise disclose such Confidential Information, in any manner whatsoever, in whole or in part, without the prior written consent of Unified, unless and until such time as the Confidential Information becomes generally known in the Unified Group's industries other than through breach of this Agreement. Any written consent by Unified to the Executive's disclosure of Confidential Information, if given, shall in no way operate as a waiver of the Executive's obligation to maintain the confidential nature of the material disclosed or to protect and preserve that Confidential Information from disclosure so that it will receive confidential treatment thereafter. The Executive agrees to reimburse Unified for any damages sustained and costs and expenses, including attorneys' fees, incurred in connection with an unauthorized disclosure of Confidential Information by the Executive, his Representatives or any other person or persons to whom the Executive or his Representatives previously had disclosed Confidential Information.

     5.5 REASONABLENESS OF COVENANTS. The Executive acknowledges and agrees that the covenants and agreements contained in this Section 5 are reasonable, and the Executive agrees he shall not raise any issue of their reasonableness in any proceeding to enforce such covenants and agreements.

     5.6 BLUE PENCILLING. In the event any court or other body having appropriate jurisdiction (including any panel of arbitrators) shall determine that the area where competition is prohibited, the time period during which competition is prohibited, the nature or duration of prohibitions on solicitation of Customers or employees, or any other term of this Section 5 is overbroad, then the area or time or other term shall be reduced appropriately as the court or other body may determine is necessary to make this Section 5 enforceable. The parties acknowledge that the purpose of this Section 5 is to protect the goodwill and going concern value of Unified and the Unified Group, and the parties intend that this Section 5 shall be enforced to the maximum extent allowed by law.

     5.7 SPECIFIC ENFORCEMENT. The Executive agrees that any violation or breach by the Executive and/or his Representatives of any provision of this Section 5 would cause immediate and irreparable harm to the Unified Group, the exact amount of which will be impossible to ascertain, and for that reason further agrees that the Unified Group shall be entitled, as a matter of right, to an injunction out of the appropriate

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court of competent jurisdiction (as set forth below), restraining any further violation or breach of this Agreement by Executive and/or his Representatives, either directly or indirectly, such right to an injunction being cumulative and in addition to whatever remedies the Unified Group may have under applicable law and/or this Agreement. The Unified Group and the Executive hereby irrevocably consent to the jurisdiction of the Circuit Court of Fayette County, Kentucky or, if there is federal jurisdiction, the United States District Court for the Eastern District of Kentucky. The Unified Group and the Executive waive any defense of an inconvenient forum to the maintenance of any action or proceeding brought in such courts in connection with this Agreement, any objection to venue with respect to any such action, and any right of jurisdiction on account of the place of residence or domicile of any party to such action. The remedies of the Unified Group under this
Section 5.7 are not exclusive, and shall not prejudice any other rights under this Agreement or otherwise.

SECTION 6:  OWNERSHIP OF PAPERS AND INTELLECTUAL PROPERTY RIGHTS.

     6.1 PAPERS AND PROPERTY. Executive acknowledges the Unified Group's (including Unified's) exclusive right to ownership, possession and title to all papers, documents, tapes, drawings, notebooks, formulas, Customer lists, software, hardware, trademarks, trade names, service marks, processes, data, intellectual property, or other records, information or products prepared by the Executive during the Employment Period or provided by Unified, or which otherwise come into the Executive's possession by reason of employment with Unified. Executive agrees not to make or permit to be made, except in pursuit of Executive's Position and Duties hereunder, any copies of such items. Executive further agrees to deliver to Unified upon request all such items in Executive's possession and without request to immediately deliver such items upon the termination, voluntarily or involuntarily, of Executive's employment.

     6.2 INVENTIONS. The term "Inventions" means all ideas, inventions and discoveries, whether patentable, copyrightable or not, made or conceived by the Executive, whether or not during the hours of his employment or with the use of Unified Group's facilities, materials or personnel, either solely or jointly with others, during the term of his employment (past, present or future) with any member of the Unified Group that relates to any present or prospective business of Unified or any other member of the Unified Group, including, but not limited to, software, algorithms, designs, devices, processes, methods, formulae, techniques, data storage systems, networks, servers and any improvements to the foregoing.

          6.2(a) REPORT. Executive agrees to promptly disclose all Inventions to Unified. Executive shall inform Unified promptly and fully of such Inventions by a written report, setting forth in detail the structures, procedures and methodology employed and the results achieved. A report also shall be submitted by the Executive upon completion of any study or research project undertaken on behalf of Unified or any other member of the Unified Group, whether or not in the Executive's opinion a given study or project has resulted in an Invention.

          6.2(b) ASSIGNMENT AND PATENT. Executive hereby assigns and agrees to assign to Unified all of his rights to such Inventions and to all proprietary rights therein, based thereon or related thereto, including, but not limited to, applications for United States and foreign letters patent and resulting letters patent. Upon Unified's request and at Unified's expense, the Executive shall execute such documents and provide such assistance as may be deemed necessary by Unified to apply for, prosecute, obtain, defend or enforce any United States and foreign letters patent based on or related to such Inventions. The Executive agrees to execute all documents reasonably requested by Unified to assist Unified in perfecting or protecting any or all of its rights in the Inventions.

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          6.2(c)  COPYRIGHT.  Executive acknowledges that all
     copyrightable Inventions are "works made for hire" and consequently that Unified owns all copyrights thereto, including, but not limited to, 17 U.S.C. Sections 101 and 210. Unified and its successors and assigns shall have the sole and exclusive right to register the copyright(s) in all such work in its name as the owner and author of such work and shall have the exclusive rights conveyed under 17 U.S.C. Sections 106 and 106A, including, but not limited to, the right to make all uses of the works in which attribution or integrity rights may be implicated. Additionally, without in any way limiting the foregoing, the Executive hereby assigns, transfers and conveys to Unified, and its successors and assigns, all right, title or interest that Executive may now have, or may acquire in the future, to the work including, but not limited to, all ownership, patent (United States and foreign letters patent), trade secret, trade names and trademarks, copyright moral, attribution and/or integrity rights. The Executive hereby expressly and forever waives any and all rights that Executive may have arising under 17 U.S.C. Section 106A, and any rights arising under any federal, state, territorial or foreign laws that convey rights which are similar in nature to those conveyed under 17 U.S.C. Section 106A. Notwithstanding any provision of the Copyright Act, any and all copyrightable works constituting Inventions or prepared either in whole or in part by the Executive in connection with his employment are, shall be, or shall become, owned by Unified.

SECTION 7:  SUCCESSORS.

     7.1 SUCCESSORS OF EXECUTIVE. This Agreement is personal to the Executive, and without the prior written consent of Unified, amounts receivable hereunder shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

     7.2 SUCCESSORS OF UNIFIED. Unified shall require any Person(s) that acquires (whether directly or indirectly, in one or more transactions, whether by purchase, merger, consolidation or otherwise) all or substantially all of the business and/or assets of Unified to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Unified would be required to perform it if no such transaction had taken place. Failure of Unified to obtain such agreement on or before thirty (30) days prior to the effectiveness of any such transaction shall be a breach of this Agreement and such breach
(i) shall entitle the Executive to terminate this Agreement at his option at any time during or after such thirty (30) day period for Good Reason, and (ii) shall entitle Executive to immediate payment of all amounts that are then or that would become due from Unified hereunder. As used in this Agreement, "Unified" shall mean Unified as hereinbefore defined and any Person that assumes and agrees to perform (or is required to assume and perform) this Agreement by operation of law, the provisions of this Section 7.2 or otherwise.

SECTION 8: ARBITRATION. Notwithstanding any other provision of this Agreement to the contrary, and excluding the rights of the Unified Group to pursue injunctive relief pursuant to Section 5.7, any controversy or claim regarding, arising under or pertaining to this Agreement which cannot be resolved among the parties themselves shall be resolved solely by binding arbitration in Lexington, Kentucky. The arbitration panel shall consist of three arbitrators selected from list(s) of candidates provided by the American Arbitration Association. Unified shall be entitled to appoint one arbitrator and the Executive shall be entitled to appoint one arbitrator. The third arbitrator, who shall be an attorney in good standing who is licensed to practice law in the Commonwealth of Kentucky and devotes more than one-half of his or her professional time to the practice of employment law, shall be chosen by the two arbitrators so appointed. If any Person fails to appoint its arbitrator or to notify the other Person of such appointment within thirty (30) days after the institution of arbitration proceedings, such other Person may request the President of the American Arbitration Association to appoint such arbitrator on behalf of the Person who so

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failed.  If the two arbitrators appointed by (or on behalf of) the parties fail to appoint such third arbitrator, or fail to notify the parties to such proceedings of such appointment, within thirty (30) days after the appointment of the later of such two arbitrators to be appointed by (or on behalf of) the parties, any party may request such President to appoint such third arbitrator. The President of the American Arbitration Association shall appoint such arbitrator or such third arbitrator, as the case may be, within thirty (30) days after the making of such request. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (which rules may be modified by a majority of the arbitrators serving), except that the parties shall be allowed to take depositions as provided under applicable state and federal laws, and the arbitration award, decree and/or order may grant any remedy or relief that is in accordance with the provisions of this Agreement and applicable Kentucky law. No awards of punitive damages shall be made. The arbitration award, decree and/or order shall be final and binding on all parties to such arbitration. Judgment and/or decree shall be entered (in conformity with such award, decree and/or order) in the Circuit Court of Fayette County, Kentucky or, if there is federal jurisdiction, the United States District Court for the Eastern District of Kentucky. The Executive and each member of the Unified Group irrevocably submit to the exclusive jurisdiction of the Circuit Court of Fayette County, Kentucky or, if there is federal jurisdiction, the United States District Court for the Eastern District of Kentucky, for the purpose of (a) entry of any such judgment and/or decree; or (b) entry of an order to proceed with arbitration. Any such judgment, decree and/or order entered by the Circuit Court of Fayette County, Kentucky, or the United States District Court for the Eastern District of Kentucky and any related order(s) of such court, may be endorsed as any other judgment, decree or order of such court.

SECTION 9:  MISCELLANEOUS.

     9.1  ABILITY TO PERFORM.  The Executive warrants that the
Executive's execution and performance of this Agreement is not restricted or prohibited by any agreement to which the Executive is subject.

     9.2 TIME PERIODS. Any period of time measured under this Agreement by days shall refer to calendar days and not business days, unless otherwise provided. If the last day of any such period falls on a Saturday, Sunday or holiday observed by commercial banks in the city of Lexington, Kentucky, the last day of such period, for all purposes of this Agreement (including the determination of the first day of each succeeding period of time measured by days), shall be deemed to be the next succeeding business day after such Saturday, Sunday or holiday.
Any period of time measured under this Agreement shall end at midnight, Lexington, Kentucky time, on the last day of such period.

     9.3 NOTICE. For all purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given and received when (i) delivered; or (ii) mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses as set forth below, or to such other address as may have been furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

                  Notice to Executive:
                  -------------------

                  Charles H. Binger
                  8 Danfield Road
                  St. Louis, Missouri 63124

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                  Notice to Unified:
                  -----------------

                  Unified Financial Services, Inc.
                  1104 Buttonwood Court
                  Lexington, Kentucky 40515
                  Attention: Chairman, President and Chief Executive
                             Officer

     9.4 VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

     9.5 WITHHOLDING. Unified may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

     9.6 WAIVER. The Executive's or Unified's failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or Unified may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to
Section 3.4, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

     9.7 ENTIRE AGREEMENT. All prior negotiations and agreements between the parties hereto regarding Executive's employment are superseded by this Agreement, and there are no representations, warranties, understandings or agreements other than those expressly set forth herein, except as modified in writing concurrently herewith or subsequent hereto.

     9.8 AMENDMENT. This Agreement may be amended or modified in whole or in part only by an agreement in writing executed by all parties hereto and making specific reference to this Agreement.

     9.9 PRIORITY OF AGREEMENT. In case of any conflict or ambiguity in connection with or between this Agreement and any policy manuals, including, but not limited to, any employee manuals, employment applications, management instructions or promises, etc., this Agreement shall control.

     9.10 ASSIGNMENT. Subject to the provisions of Section 7.2, Unified shall have the right to assign this Agreement to its successors or assigns (collectively, "Permitted Assignees"). The terms "successors" and "assigns" shall include for all purposes of this Agreement (except Sections 1.1(d) and 2.3(a)), any Person that acquires all or substantially all of Unified's assets or of Unified's stock, or with which or into which Unified merges or consolidates.

     9.11 INTENDED BENEFICIARIES. This Agreement shall be binding upon the Executive, Unified and their respective successors and assigns, and shall inure to the benefit of the Executive, Unified, each member of the Unified Group, their respective successors and assigns and Permitted Assignees. Nothing herein expressed or implied is intended to confer upon any Person not named or described in the preceding sentence any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     9.12 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument. A signature transmitted by facsimile shall be deemed a delivery of an original, manually executed counterpart.

         [remainder of this page intentionally left blank]

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     IN WITNESS WHEREOF, the Executive and Unified, pursuant to the authorization from its Executive Committee of the Board, have executed or caused this Agreement to be executed in its name, all as of the day and year first above written.

THIS CONTRACT IS GOVERNED BY KENTUCKY LAW AND CONTAINS A BINDING ARBITRATION PROVISION. ALL DISPUTES ARISING IN CONNECTION WITH THIS AGREEMENT ARE SUBJECT TO BINDING ARBITRATION IN LEXINGTON, KENTUCKY. EACH OF THE EXECUTIVE AND UNIFIED HAS REVIEWED THESE AND THE OTHER PROVISIONS OF THIS AGREEMENT WITH LEGAL COUNSEL OF HIS OR ITS, RESPECTIVELY, OWN CHOOSING.


                              "EXECUTIVE"


                              /s/ Charles H. Binger
                              ----------------------------------------
                              Charles H. Binger


                              UNIFIED FINANCIAL SERVICES, INC.


                              By: /s/ Timothy L. Ashburn
                                 -------------------------------------
                                 Timothy L. Ashburn, Chairman,
                                 President and Chief Executive Officer

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